Exhibit 4.21

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT VIVOPOWER INTERNATIONAL PLC CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. OMISSIONS ARE DESIGNATED WITH [***]

SUBSCRIPTION AGREEMENT FOR NEW SHARES

This Subscription Agreement for New Shares (the “Agreement”) is entered into as of [***] by and between the following parties:

1.	KWeather Co., Ltd., having its principal office at [***] (the “Company”); and

2.	VivoPower International PLC, having its principal office at [***] (the “Subscriber”).

The Company and the Subscriber are hereinafter individually referred to as a “Party” and collectively as the “Parties”.

PREAMBLE

The Company intends to raise capital from the Subscriber in order to carry out the actions of Clause 2 of the Heads of Agreement signed by the Parties and dated [***] (the “Purpose”) improve its financial structure and achieve other management objectives, and the Subscriber intends to acquire shares of the Company by subscribing for newly issued shares of the Company in accordance with the terms and procedures set forth herein.

Accordingly, the Parties hereby agree as follows:

Article 1 (Issuance of New Shares)

1.	Pursuant to the terms and conditions of this Agreement, the Company shall issue and allot to the Subscriber, and the Subscriber shall subscribe for, the following newly issued shares (the “New Shares”). The Company shall use the subscription monies received from the Subscriber for the Purpose.

2.	The details of the New Shares to be issued by the Company and subscribed for by the Subscriber are as follows:

1.	Type and number of shares: Registered common shares, 1,987,922 shares (representing 20% of the Company’s currently issued and outstanding shares)

2.	Par value per share: KRW 500

3.	Issue price per share:

The issue price determined in accordance with Article 5-18(2) of the Regulation on Issuance and Disclosure of Securities, based on the arithmetic average of the weighted average market prices for (i) the one-month period, (ii) the one-week period, and (iii) the most recent trading day, calculated as of the day immediately preceding the date of the board of directors’ resolution.

4.	Total issue price (subscription price):

The final subscription price shall be the amount calculated by multiplying the number of New Shares (1,987,922 shares) by the final issue price per share as determined by a resolution of the Board of Directors in accordance with applicable laws and regulations.

5.	Method of payment: Cash payment

6.	Payment bank: [***]

7.	Subscription date: The date determined by a resolution of the Board of Directors

8.	Payment date: The date determined by a resolution of the Board of Directors

Article 2 (Board Resolution for Issuance of New Shares)

1.	The Company shall ensure that all necessary actions required for the issuance of the New Shares pursuant to this Agreement are duly and timely taken, including the adoption by the Board of Directors of resolutions approving the issuance of the New Shares and the execution of this Agreement.

2.	The Subscriber shall take all necessary actions, including submitting a subscription application, to subscribe for the New Shares in accordance with this Agreement.

Article 3 (Closing)

1.	Payment of the subscription price under this Agreement (the “Closing”) shall take place on the payment date (the “Closing Date”).

Notwithstanding the foregoing, if the conditions precedent set forth in Article 4(1) are not satisfied, the Company may suspend the issuance process of the New Shares.

2.	Subject to the satisfaction of the conditions precedent set forth in Article 4(2), on the Closing Date, the Subscriber shall deposit the subscription price for the allotted New Shares in immediately available funds into the bank account of the financial institution specified in Article 1(2), as share subscription proceeds.

3.	Immediately upon receipt of the subscription price pursuant to Paragraph (2), the Company shall deliver to the Subscriber a copy of the certificate of payment of share capital issued by the payment bank.

4.	The New Shares shall be mandatorily deposited with the Korea Securities Depository for a period of one (1) year from the listing date.

During such mandatory deposit period, the Subscriber shall not transfer, pledge, or otherwise dispose of the New Shares, and the Company shall have no obligation to comply with or cooperate in any such request.

Article 4 (Conditions Precedent)

1.	The obligations of the Company on the Closing Date shall be subject to the satisfaction or waiver by the Company of all of the following conditions:

1.	The Subscriber shall have duly performed and complied with all covenants and obligations required to be performed or complied with by the Subscriber on or prior to the Closing Date.

2.	All governmental approvals, permits, filings, acceptances, and consents required for the execution and performance of this Agreement by the Company and the Subscriber (the “Governmental Approvals”) shall have been obtained, and no law, court judgment, or governmental order prohibiting the performance of this Agreement shall exist; provided that any conditions, deadlines, or burdens attached to such Governmental Approvals shall be reasonably acceptable to the Parties.

2.	The obligations of the Subscriber on the Closing Date shall be subject to the satisfaction of all of the following conditions:

1.	The Company and its controlling shareholders shall have duly performed and complied with all covenants and obligations required to be performed or complied with by them on or prior to the Closing Date.

2.	Prior to the date of the Board meeting for the issuance of the New Shares, the Subscriber shall deposit a contract deposit of USD 1,000,000 in 2 tranches into the payment bank specified in Article 1(2), and thereafter the Subscriber shall consult with the payment bank and pay the full amount of the final subscription price on the payment date set forth in Article 1(2), thereby completing the share capital payment procedures.

The detailed procedures for payment of share capital shall be determined by mutual agreement.

3.	All Governmental Approvals required for the execution and performance of this

Agreement by the Subscriber and the Company shall have been obtained, and no law, court judgment, or governmental order prohibiting such performance shall exist; provided that any conditions attached thereto shall be reasonably acceptable to the Parties.

4.	The Subscriber shall have obtained all governmental approvals required under the Foreign Exchange Transactions Act, the Foreign Investment Promotion Act, and applicable tax treaties, and no law, court judgment, or governmental order shall exist that prohibits performance of this Agreement.

3.	Either Party may waive all or any portion of the conditions precedent applicable to it by written notice to the other Party.

Any such waiver shall not be deemed to waive any breach of representations, warranties, or obligations under this Agreement, nor shall it be deemed to amend this Agreement, unless expressly stated in writing.

Article 5 (Damages)

If either Party breaches this Agreement, such Party shall be liable to compensate the other Party for damages arising therefrom. If the Company does not use the subscription monies paid by the Subscriber for the Purpose then the Subscriber can elect to have the monies returned in full and will return the New Shares.

Article 6 (Termination)

1.	Prior to the Closing Date, either Party (the “Terminating Party”) may immediately terminate this Agreement by written notice to the other Party (the “Breaching Party”) if:

1.	The Breaching Party materially breaches this Agreement; or

2.	The Breaching Party files for bankruptcy or rehabilitation proceedings, or is subject to provisional disposition or (comprehensive) injunction in connection therewith.

After the Closing, this Agreement may not be terminated for any reason.

2.	Upon termination, unless otherwise agreed, neither Party shall make any claim against the other Party for damages or otherwise.

3.	Upon termination, this Agreement shall cease to have effect, except for Articles 5 through 8.

Article 7 (Effect of Failure to Obtain Board Approval and Refund)

1.	This Agreement shall become effective only upon the Company’s Board of Directors adopting a resolution approving this Agreement and the issuance of the New Shares.

2.	If the Board of Directors resolves not to approve this Agreement or the issuance of the New Shares, this Agreement shall automatically terminate without any further action by either Party.

3.	In such case, any amounts previously paid by the Subscriber to the Company shall be refunded in full, without interest or deduction, within ten (10) business days from the date such board resolution becomes final.

4.	Except for the refund obligation under Paragraph (3), deposit is non-refundable and neither Party may claim damages, penalties, or any other compensation based on the failure of the board resolution.

Article 8 (Miscellaneous)

1.	All notices and communications under this Agreement shall be in writing and delivered by hand, registered mail, email, or facsimile to the addresses set forth below.

2.	No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party.

3.	This Agreement may be amended only by a written agreement executed by all Parties.

4.	Each Party shall bear its own costs, expenses, and taxes incurred in connection with this Agreement, regardless of whether the transaction is completed.

5.	The Parties shall use their reasonable best efforts to take all actions necessary or appropriate to consummate the transactions contemplated herein.

6.	This Agreement shall be governed by and construed in accordance with the laws of the Republic of Korea, and the Seoul Central District Court shall have exclusive jurisdiction.

7.	The Parties may amend this Agreement by executing a written amendment or supplementary agreement.

8.	This Agreement may be executed in counterparts, each of which shall be deemed an original.

9.	This Agreement has been executed in two originals, one for each Party.

[Notices]

Subscriber:

VivoPower International PLC Attn: [***] (CEO) & [***] (CFO)

Address: [***] Tel: [***] Email: [***], [***]

Company:

KWeather Co., Ltd.

Attn: [***] (CEO) & [***] (CFO)

Address: [***] Tel: [***] Email: [***]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Subscriber

VivoPower International PLC [***], Chief Executive Officer (Signature)

Company

KWeather Co., Ltd.

[***], Chief Executive Officer (Signature)